Exhibit 10.34

NORTHWEST PARK

LEASE

BY AND BETWEEN

TRUSTEES OF NORTHWEST ASSOCIATES

AND

LEMAITRE VASCULAR, INC.

AT NORTHWEST PARK

BURLINGTON, MASSACHUSETTS

TABLE OF CONTENTS

TABLE OF CONTENTS

ARTICLE 1 REFERENCE DATA		1

1.1	SUBJECT REFERRED TO	1
1.2	EXHIBITS	2

ARTICLE 2 PREMISES AND TERM		3

2.1	PREMISES	3
2.2	TERM	3

ARTICLE 3 IMPROVEMENTS		4

3.1	BASE BUILDING WORK; TENANT IMPROVEMENT WORK	4
3.2	ACCEPTANCE OF THE PREMISES	5
3.3	ALLOWANCE	5

ARTICLE 4 RENT		5

4.1	THE FIXED RENT	5
4.2	ADDITIONAL RENT	5
4.2.1	Real Estate Taxes	5
4.2.2	Personal Property Taxes	6
4.2.3	Operating Costs	6
4.2.4	Insurance	8
4.2.5	Utilities	9
4.3	LATE PAYMENT OF RENT	9
4.4	SECURITY AND RESTORATION DEPOSIT	9

ARTICLE 5 LANDLORD’S COVENANTS		9

5.1	AFFIRMATIVE COVENANTS	9
5.1.1	Heat and Air-Conditioning	9
5.1.2	Electricity	9
5.1.3	Water	9
5.1.4	Fire Alarm	9
5.1.5	Repairs	9
5.2	INTERRUPTION	10
5.3	INTENTIONALLY DELETED	10
5.4	ACCESS	10
5.5	LANDLORD’S INSURANCE	10
5.6	CONDITION OF PREMISES	10
5.7	LANDLORD’S INDEMNIFICATION	10
5.8	ADJACENT USES	10

ARTICLE 6 TENANT’S ADDITIONAL COVENANTS		10

6.1	AFFIRMATIVE COVENANTS	10
6.1.1	Perform Obligations	10
6.1.2	Use	11
6.1.3	Repair and Maintenance	11
6.1.4	Compliance with Law	11
6.1.5	Indemnification	11
6.1.6	Landlord’s Right to Enter	11
6.1.7	Personal Property at Tenant’s Risk	11
6.1.8	Payment of Landlord’s Cost of Enforcement	12
6.1.9	Yield Up	12
6.1.10	Rules and Regulations	12
6.1.11	Estoppel Certificate	12
6.1.12	Landlord’s Expenses Re Consents	12
6.2	NEGATIVE COVENANTS	12
6.2.1	Assignment and Subletting	12
6.2.2	Nuisance	13
6.2.3	Intentionally Deleted	13
6.2.4	Floor Load; Heavy Equipment	13
6.2.5	Installation, Alterations or Additions	14
6.2.6	Abandonment	14
6.2.7	Signs	14
6.2.8	Parking and Storage	14

ARTICLE 7 CASUALTY OR TAKING		14

7.1	TERMINATION	14
7.2	RESTORATION	15
7.3	AWARD	15
7.4	DISBURSEMENT OF INSURANCE PROCEEDS	15

ARTICLE 8 DEFAULTS		15

8.1	EVENTS OF DEFAULT	15
8.2	REMEDIES	15
8.3	REMEDIES CUMULATIVE	16
8.4	LANDLORD’S RIGHT TO CURE DEFAULTS	16
8.5	EFFECT OF WAIVERS OF DEFAULT	16
8.6	NO WAIVER, ETC.	16
8.7	NO ACCORD AND SATISFACTION	16

ARTICLE 9 RIGHTS OF MORTGAGE HOLDERS		16

9.1	RIGHTS OF MORTGAGE HOLDERS	16
9.2	LEASE SUPERIOR OR SUBORDINATE TO MORTGAGES	17

ARTICLE 10 MISCELLANEOUS PROVISIONS		17

10.1	NOTICES FROM ONE PARTY TO THE OTHER	17
10.2	QUIET ENJOYMENT	17
10.3	LEASE NOT TO BE RECORDED	17
10.4	LIMITATION OF LANDLORD’S LIABILITY	17
10.5	ACTS OF GOD	17
10.6	LANDLORD’S DEFAULT	17
10.7	BROKERAGE	18
10.8	APPLICABLE LAW AND CONSTRUCTION; MERGER; JURY TRIAL	18

ARTICLE 11 HAZARDOUS MATERIALS		18

11.1	NO RELEASES OF HAZARDOUS MATERIALS	18
11.2	NOTICES OF RELEASE OF HAZARDOUS MATERIALS	18
11.3	LANDLORD’S RIGHT TO INSPECT	19
11.4	LANDLORD’S RIGHT TO AUDIT	19
11.5	TENANT AUDIT	19
11.6	REMEDIATION	19
11.7	TENANT’S REPORTING REQUIREMENTS; MANAGEMENT AND SAFETY PLAN	19
11.8	INDEMNIFICATION	19
11.9	NOTICE TO TENANT	19
11.10	DELIVERY OF REPORTS	19
11.11	ASBESTOS

NORTHWEST PARK

LEASE

ARTICLE 1

Reference Data

1.1	Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	March 23, 2010

Building:	The single story Building in Northwest Park in Burlington, Massachusetts (hereinafter referred to as the “Park”) on a parcel of land known as 53 Second Avenue, a description of which is filed in the Middlesex South Registry of the Land Court as Certificate of Title No. 188423 (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).

Premises:	(i) for the period of time from the Commencement Date to the day prior to the Expansion Date (as defined below): A portion of the Building consisting of approximately 16,629 rentable square feet, as shown on Exhibit A attached hereto, and (ii) from and after the Expansion Date, the entire Building consisting of approximately 27,289 rentable square feet.

Rentable Floor
Area of Premises:	(i) for the period of time from the Commencement Date to the day prior to the Expansion Date: approximately 16,629 rentable square feet, as shown on Exhibit A, and (ii) from and after the Expansion Date, approximately 27,289 rentable square feet.

Landlord:	Roger P. Nordblom and Peter C. Nordblom, as Trustees of Northwest Associates under Declaration of Trust dated December 9, 1971 and filed in Middlesex South Registry District of the Land Court as Document No. 493351 with Certificate of Title Nos. 136761 and 206553.

Original Notice
Address of Landlord:	c/o Nordblom Management Company, Inc.
15 Third Avenue
Burlington, Massachusetts 01803

Tenant:	LeMaitre Vascular, Inc.

Original Notice
Address of Tenant:	63 Second Avenue
Burlington, MA 01803

Commencement Date:	As determined pursuant to Section 2.2

Expansion Date:	The date that is two (2) lease years (as hereinafter defined) and sixth (6) months after the Commencement Date. By way of example only, if the Commencement Date were June 30, 2010, then the Expansion Date would be January 1, 2013.

Expiration Date:	The last day of the seventh (7th ) lease year, it being understood that, as further set forth in Section 2.2 hereof, the term of this Lease shall be co-terminus with Tenant’s lease dated March 31, 2003, as amended, for certain premises located at 63 Second Avenue, Burlington, MA (as amended, the “63 Second Ave Lease”).

Target Delivery Date:	The date that is one hundred and twenty (120) days after Landlord’s receipt of requisite approvals from the Planning Board for the Town of Burlington regarding Landlord’s Work (subject to Article 3)

Annual Fixed Rent Rate:	Commencement Date – the day prior to the Expansion Date:	$133,032.00
	Expansion Date – Expiration Date:	$218,304.00

Monthly Fixed Rent Rate:	Commencement Date – the day prior to the Expansion Date:	$11,086.00
	Expansion Date – Expiration Date:	$18,192.00

Security and
Restoration Deposit:	$50,000.00

Tenant’s Percentage:	The ratio of the Rentable Floor Area of the Premises to the total rentable floor area of the Building, which shall (i) for the period of time from the Commencement Date through the day prior to the Expansion Date shall initially be deemed to be Sixty and Ninety-Four One Hundreths percent (60.94%), and (ii) for the period of time from and after the Expansion Date, shall be One Hundred percent (100%).

Initial Estimate of
Tenant’s Percentage of
Taxes for the Tax Year:	$30,792

Initial Estimate of
Tenant’s Percentage of
Operating Costs for the
Calendar Year:	$45,696

Permitted Uses:	Office, research and development, and light manufacturing

Public Liability Insurance Limits:

Commercial General Liability:

$3,000,000 per occurrence
$5,000,000 general aggregate

1.2	Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Plan showing the Premises.

EXHIBIT B	Commencement Date Notification

EXHIBIT C	Base Building Work

EXHIBIT C-1	Tenant Improvement Work

EXHIBIT D	Work Change Order

EXHIBIT E	Rules and Regulations

EXHIBIT F	Form Tenant Estoppel Certificate

EXHIBIT G	Landlord’s Consent and Waiver

ARTICLE 2

Premises and Term

2.1	Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding the roof, exterior faces of exterior walls, the common stairways, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than entire rentable area of any floor, excluding the central core area of such floor.

Tenant shall have, as appurtenant to the Premises, rights to use in common for the period of time from the Commencement Date until the Expansion Date and exclusively from and after the day prior to the Expansion Date, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways and stairways of the Building, (b) common walkways and driveways necessary for access to the Building, (c) the common parking areas serving the Building, (d) the loading dock serving the Building and (e) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities in the central core area of such floor. Tenant shall further have the right to use the space above the suspended ceiling in order for Tenant to install its conduits, cables and pipes, provided said installation is done in compliance with all applicable codes, regulations, ordinances and/or laws and pursuant to the terms and conditions of subsection 6.2.5 of this Lease (it being further agreed by Tenant that said installations shall not constitute “nonstructural, interior installations or alterations” as set forth in subsection 6.2.5 (b)).

There are approximately 94 parking spaces serving the Building. Tenant shall be permitted to use Tenant’s Percentage of said available parking. Subject to the actions of and/or directives or orders from governmental and other controlling authorities, and/or the actions of utility companies, Landlord shall not decrease the size of the existing parking area serving the Building.

Landlord reserves the right from time to time, at reasonable times and upon reasonable prior notice to Tenant, except in the case of emergencies, and without unreasonable interference with use of the Premises: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to alter or relocate any other common facility, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same. Landlord shall use reasonable efforts to perform the activities permitted under this paragraph during normal business hours, and shall use reasonable efforts not to interfere with Tenant’s business operations in the Premises.

2.2	Term. TO HAVE AND TO HOLD for a term beginning on the Commencement Date, which shall be the earlier of (a) the date on which Landlord’s Work (as defined below) has been substantially completed (or would have been completed, but for a Tenant Delay, as defined below) or (b) the opening by Tenant of its business in the Premises, and ending on the Expiration Date, unless sooner terminated as hereinafter provided. For the purposes hereof, “Tenant Delay” shall be defined as any delay in the completion of Landlord’s Work actually caused by (i) special work or long lead-time items for which Landlord identifies a specified period of delay, or change orders made by Tenant for which Landlord identifies a specified period of delay at the time of its approval (and in either instance Tenant does not withdraw or alter such special work, long lead-time item or change order which avoids such delay), (ii) the delay of Tenant in supplying, submitting or approving any plans, specifications or estimates or giving authorizations or supplying information reasonably required by Landlord or its contractors within such reasonable period of time as shall be typically required for the expeditious prosecution of the work to be performed by Landlord, (iii) any contractors employed by Tenant including, without limitation, entities furnishing communications, data processing or other service or equipment directly to Tenant (and not under Landlord’s contractor(s)), or (iv) any failure to comply with Article 3 of this Lease or any material interference with the performance of Landlord’s Work by Tenant or any of its agents, employees, engineers or contractors

The term “substantially completed” as used herein shall mean that Landlord’s Work has been completed with the exception of minor items which can be fully completed without material interference with Tenant and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to make the Premises tenantable for the Permitted Uses, and a certificate of occupancy (or temporary certificate of occupancy) for the Premises has been issued. When the dates of the beginning and end of the term have been determined, such dates shall be evidenced by a document, in the form attached hereto as Exhibit B, which Landlord shall complete and deliver to Tenant, and which shall be deemed conclusive unless Tenant shall notify Landlord of any disagreement therewith within ten (10) business days of receipt.

Upon full execution of the Lease, Tenant may, prior to the Commencement Date (but following coordination with Landlord as to the timing), enter the Premises without payment of rent, but otherwise subject to all the terms and conditions of this Lease, for the purpose of installing Tenant’s furniture, fixtures and equipment, as well as performing any installation of wiring and cabling approved of by Landlord pursuant to the terms of this Lease (including but not limited to Section 6.2.5), provided that (i) Tenant shall not interfere with any work then being performed by or for Landlord, (ii) Tenant shall immediately cease its activities in the Premises in the event that Landlord notifies Tenant (which notice may be given orally) that Tenant is interfering with Landlord, and (iii) provided Tenant shall reimburse Landlord for Landlord’s actual costs incurred in connection with Tenant’s pre-commencement entry and/or work. All such work shall be done in accordance with, and Tenant shall comply with, the provisions of Section 6.2.5 hereof.

The parties agree that this Lease and the 63 Second Ave Lease are co-terminus, and therefore, in the event Tenant terminates the 63 Second Ave Lease pursuant to the terms thereof, Tenant shall have the right to simultaneously terminate this Lease upon written notice to Landlord. Further, in the event that the landlord terminates the 63 Second Ave Lease pursuant to the terms thereof, this Lease shall also be simultaneously terminated by Landlord, such termination to be effective without the necessity of any notice or other documentation; provided, however, that in the event such termination is an exercise of the landlord’s rights under Article 7 of the 63 Second Ave Lease, then Tenant may elect, by written notice given within ten (10) business days following Tenant’s receipt of Landlord’s notice of termination of the 63 Second Ave Lease, to allow this Lease to continue and not be terminated simultaneously with the 63 Second Ave Lease (in which event, following such notice from Tenant, such simultaneous termination of this Lease shall be deemed null and void and the same shall continue pursuant to the terms hereof, recognizing that the term of this Lease will no longer be co-terminus with the 63 Second Ave Lease).

The term “lease year” as used herein shall mean a period of twelve (12) consecutive full calendar months. The first lease year shall begin on the Commencement Date if the Commencement Date is the first day of a calendar month; if not, then the first lease year shall be deemed to commence upon the first day of the calendar month next following the Commencement Date, but shall include the partial month in which the Commencement Date occurred. Each succeeding lease year shall commence upon the anniversary commencement date of the first lease year.

ARTICLE 3

Improvements

3.1	Base Building Work; Tenant Improvement Work. A. Landlord shall cause to be performed the base Building work required by Exhibit C (such work, the “Base Building Work”). The Base Building Work shall be done in a good and workmanlike manner employing good materials and so as to conform to all applicable building laws. Tenant agrees that Landlord may make any changes in such work which may become reasonably necessary or advisable, other than substantial changes, without approval of Tenant, provided written notice is promptly given to Tenant; and Landlord may make substantial changes in such work, with the written approval of Tenant, which shall not be unreasonably withheld or delayed.

B. Landlord shall cause to be performed the alterations and improvements desired by Tenant to prepare the Premises for Tenant’s use (such work the “TIW”) substantially in accordance with Exhibit C-1. The Base Building Work and the TIW are collectively referred to herein as “Landlord’s Work.” Landlord shall use diligence in pursuing the requisite approval for Landlord’s Work from the Planning Board from the Town of Burlington, and following receipt of the same shall use diligence to cause Landlord’s Work to be substantially completed by the Target Delivery Date, subject to the provisions of Section 10.5 hereof and Tenant Delays. If Landlord’s Work is not substantially complete by the date that is forty-five (45) days after the Target Delivery Date (the “Outside Date”), provided that Landlord’s Work does not include long-lead time items, and provided further that such delay is not caused by a Tenant Delay, and subject to Section 10.5 of this Lease, then Tenant shall be entitled to one (1) day of free rent for each day in the period commencing on the Outside Date and continuing until the day before the date on which the Landlord’s Work is substantially complete. In addition, if Landlord has not commenced Landlord’s Work on or before August 15, 2010 (the “Outside Work Commencement Date”), provided such failure is not caused by a Tenant Delay, and subject to Section 10.5 of this Lease, then Tenant shall be permitted to terminate this Lease upon written notice to Landlord, such notice to be delivered to Landlord no later that five (5) days after the Outside Work Commencement Date and such termination to be effective ten (10) days following the delivery of such notice; provided however, that such termination will be rendered ineffective if, prior to the expiration of said 10-day period, Landlord shall have commenced Landlord’s Work. The TIW will be performed at Landlord’s expense up to the Initial Allowance (as defined in Section 3.3), with the balance of the cost of the TIW to be paid for as follows: (a) an amount equal to fifty (50%) percent of the anticipated cost of the TIW in excess of the Initial Allowance upon Tenant’s execution of this Lease; (b) forty (40%) percent of the anticipated cost of the TIW in excess of the Initial Allowance on the Commencement Date; and (c) the balance of the cost of the TIW in excess of the Initial Allowance upon Landlord’s submission of the final bill. The TIW shall be done in a good and workmanlike manner and in compliance with all applicable building laws. Landlord agrees that Tenant may make changes to the TIW with the approval of Landlord and the execution by Landlord and Tenant of a Work Change Order, in the form attached hereto as Exhibit D. Landlord shall use diligence to cause the TIW to be substantially completed by the Delivery Date, subject to the provisions of Section 10.5 hereof and Tenant delays.

C. Landlord shall, subject to site plan approval, at its expense, construct a covered walkway (the “Walkway”) connecting the Building to the building located at 63 Second Avenue, Burlington, Massachusetts. Landlord shall construct the Walkway in a good and workmanlike manner, and in compliance with all laws. Landlord shall use diligent efforts to complete the construction of the Walkway prior to the expiration of calendar year 2010, subject to obtaining all governmental approvals required in connection with the same, and further subject to Section 10.5 of this Lease and any Tenant Delay. Landlord shall be responsible for maintaining and repairing the Walkway, and for the removal of snow and ice from the same, all of the costs of which shall be included as part of Operating Costs.

3.2	Acceptance of the Premises. Tenant or its representatives may, at reasonable times, enter upon the Premises during the progress of the work to inspect the progress thereof and to determine if the work is being performed in accordance with the requirements of Section 3.1. Tenant shall promptly give to Landlord notices of any alleged failure by Landlord to comply with those requirements. The Base Building Work and the TIW shall be deemed approved by Tenant when Tenant occupies the Premises for the conduct of its business, except for items of the Base Building Work and the TIW which are uncompleted or do not conform to Exhibit C and as to which Tenant shall, in either case, have given written notice to Landlord prior to such occupancy. A certificate of completion by a licensed architect or registered engineer shall be conclusive evidence that the Base Building Work and TIW have been completed except for items stated in such certificate to be incomplete or not in conformity with Exhibit C. To the extent that Landlord receives any warranties in connection with any portion of Landlord’s Work, Tenant shall have the benefit of the same.

3.3	Allowances. Landlord shall provide Tenant with an initial allowance of up to $75,000.00 (the “Initial Allowance”) to be used towards the cost of the TIW, and a secondary allowance of $25,000.00 (the “Secondary Allowance”) for further work within the Premises to be undertaken by Tenant pursuant to the terms hereof following the Expansion Date (the “Secondary Work”). When Tenant has incurred costs for the Secondary Work, Tenant shall submit to Landlord from time to time (but no more frequently than monthly) requisitions for payment setting forth any costs incurred for the Secondary Work, together with waivers of lien from all contractors and subcontractors, invoices from contractors, subcontractors and suppliers, and other reasonable documentation evidencing the costs, including fees of architects and engineers, incurred by Tenant for Tenant’s Work, to the reasonable satisfaction of Landlord. Landlord shall, within thirty (30) days following Landlord’s receipt thereof, pay to Tenant ninety (90%) percent of the amount of each such requisition (or of such lesser amount as is approved by Landlord) with ten (10%) percent to be retained. Such payments, in the aggregate, shall not exceed an amount equal to ninety (90%) percent of the Secondary Allowance. Landlord shall pay to Tenant the ten (10%) percent retained as aforesaid within thirty (30) days following the submission by Tenant of a written statement from Tenant’s architect or engineer that Tenant’s Work has been completed in accordance with the approved construction plans, a final lien waiver executed by Tenant’s general contractor, and a final certificate of occupancy for, and any other required governmental approvals of, Tenant’s Work. The costs the Secondary Work shall include all costs incurred by Tenant for construction and installation of improvements (but excluding any trade fixtures or personal property), including the costs of all labor and materials, and all contractor’s fees. Tenant shall be responsible for paying for all costs of the Secondary Work not included in the Secondary Allowance and for all costs in excess of the Secondary Allowance. Tenant shall not be entitled to any rent credit or refund for any unused portion of the Initial Allowance and/or the Secondary Allowance.

ARTICLE 4

Rent

4.1	The Fixed Rent. Tenant covenants and agrees to pay rent to Landlord at the Original Notice Address of Landlord, or at such other place or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct), at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, without notice or demand, and without setoff, abatement, suspension, deferment, reduction or deduction, except as otherwise expressly provided herein, on the first day of each calendar month included in the term; and for any portion of a calendar month at beginning of the term, at the rate for the first lease year payable in advance for such portion. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

If Landlord shall give notice to Tenant that all rent and other payments due hereunder are to be made to Landlord by electronic funds transfers, so called, or by similar means, Tenant shall make all such payments as shall be due after receipt of said notice by means of said electronic funds transfers (or such similar means as designated by Landlord), provided, however, that Tenant shall have the right to suspend such electronic funds transfers for just cause for a reasonable period of time, which cause and period of time must be consented to by Landlord (which consent shall not be unreasonably withheld or delayed).

4.2	Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and Tenant’s Percentage of taxes and operating costs with respect to the Premises as provided in this Section 4.2 as follows:

4.2.1 .

Real Estate Taxes. Tenant shall pay to Landlord, as additional rent, for each tax period partially or wholly included in the term, Tenant’s Percentage of Taxes (as hereinafter defined). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Taxes, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tenant’s Percentage of Taxes, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available. The initial calculation of the monthly estimated payments shall be based upon the Initial Estimate of Tenant’s Percentage of Taxes for the Tax Year and upon quarterly payments being due to the governmental authority on August 1, November 1, February 1 and May 1, and shall be made when the Commencement Date has been determined. If the total of such monthly remittances for any Tax Year is greater than the Tenant’s Percentage of Taxes for such Tax year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the difference; if the total of such remittances is less than the Tenant’s Percentage of Taxes for such Tax Year, Tenant shall pay the difference to Landlord at least ten (10) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than ten (10) days following a written notice to Tenant, which notice shall set forth the manner of computation of Tenant’s Percentage of Taxes).

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to Taxes paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained. If Landlord does not pursue a tax abatement during the Tax Year in question, Tenant shall have the right to do so in Landlord’s name and Landlord shall reasonably cooperate with Tenant in such effort, provided however, that Tenant shall give prior written notice to Landlord that Tenant elects to seek an abatement and provided, further, that all abatement proceedings are entirely at Tenant’s sole cost and expense.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Taxes which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied, assessed or imposed at any time during the term by any governmental authority upon or against the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, corporation, estate, inheritance, succession, capital levy, transfer, gift, income or excess profits taxes assessed on Landlord, or penalties for delinquent payment of Taxes assessed against Landlord provided such late payment is not caused by or a result of any acts or omissions of Tenant. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

4.2.2	Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.3	Operating Costs. Tenant shall pay to Landlord the Tenant’s Percentage of Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year. Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs, as reasonably estimated by Landlord from time to time. The initial monthly estimated payments shall be in an amount equal to 1/12th of the Initial Estimate of Tenant’s Percentage of Operating Costs for the Calendar Year. If, at the expiration of the year in respect of which monthly installments of Operating Costs shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than the Operating Costs for such year, Tenant shall pay the difference to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs, prepared, allocated and computed in accordance with generally accepted accounting principles. Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, maintenance, repair, upkeep and exterior cleaning of the Property, and the portion of such costs and expenses with regard to the common areas, facilities and amenities of the Park which is equitably allocable to the Property, including, without limitation, all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation and maintenance of parking lots, sidewalks, walking paths, access roads and driveways, security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all costs, including material and equipment costs, for cleaning the exterior of the Building (including without limitation window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Building (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building); payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property and the Park; attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee.

There shall not be included in such Operating Costs: (a) brokerage fees (including rental fees) related to the operation of the Building; (b) interest and depreciation charges incurred on the Property; (c) expenditures made by Tenant with respect to (i) janitorial type cleaning, maintenance and upkeep of the interior of the Premises (provided said janitorial and cleaning services are not being provided by Landlord), and (ii) the provision of electricity to the Premises; (d) the cost of any item for which Landlord is reimbursed by insurance proceeds; (e) payments which exceed arms-length competitive market prices for services rendered to the Premises paid to any person, firm or corporation affiliated with Landlord to the extent that the payments for such services exceed the competitive costs that would have been paid to parties unaffiliated with Landlord; (f) costs incurred by Landlord due to a breach by Landlord of the terms and conditions of this Lease but only to the extent such costs do not arise from or are attributable to the acts or omissions of Tenant; (g) costs of correcting defects in the original construction of the Premises; (h) costs resulting from the gross negligence or willful misconduct of Landlord or Landlord’s agents; (i) legal fees incurred in tenant disputes, including litigation and arbitration, to the extent said fees are not related to the operation and/or maintenance of the Building, and/or are not related to the relationship (contractual or otherwise) which exists or may exist between Landlord and Tenant; and (j) costs or expenses related to the removal, abatement or remediation of hazardous materials in or about the Building and/or the Property which is existing as of the date hereof, to the extent said costs or expenses are not attributable to or arise from the acts or omission of Tenant or Tenant’s agents, employees, invitees, servants or contractors (which costs and expenses shall be paid for by Tenant).

If, during the term of this Lease, Landlord shall replace any capital items or make any capital expenditures (collectively called “capital expenditures”) the total amount of which is not properly included in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. (Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof [The useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.]; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs and that such annual projected savings to Operating Costs will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, if Landlord shall make such capital expenditure, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid.

If during any portion of any year for which Operating Costs are being computed, the Building was not fully occupied by tenants or if not all of such tenants were paying fixed rent or if Landlord was not supplying all tenants with the services being supplied hereunder, the variable components of actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants and all such tenants were then paying fixed rent or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year.

Tenant and its representatives, at Tenant’s sole expense, shall have the right, during customary business hours, to inspect at Landlord’s offices, Landlord’s books and records relating to Operating Costs for the immediately preceding calendar year. As a condition to performing any such inspection, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which Tenant and the examining party discovers in connection with such examination, except for disclosures required by law, court order or regulatory authorities, or to Tenant’s attorneys, accountants, auditors, or potential purchasers of the Tenant company. If Tenant elects to exercise such right, it must provide reasonable prior written notice to Landlord given no later than one hundred and twenty (120) days following Tenant’s receipt of Landlord’s Statement of Operating Costs for any calendar year and it must complete any such inspection within 60 days of commencement. Landlord agrees to reasonably cooperate with Tenant to enable Tenant to complete its inspection within the time period specified in the preceding sentence. Tenant shall give Landlord a complete copy of the results of its inspection. If it is determined that Tenant is entitled to a refund, then such refund shall either be in cash or applied as a credit to the next due installment of Rent, at the election of Landlord. If it is determined Tenant has underpaid, then Tenant shall pay such amount within thirty (30) days of Landlord’s invoice therefor. Tenant agrees to use for such inspection a firm that is reasonably acceptable to Landlord and that is not being paid on a contingency fee basis. If Tenant’s audit demonstrates, to Landlord’s reasonable satisfaction, that Operating Costs were overstated by more than five percent (5%), then Landlord shall reimburse Tenant the reasonable cost of the audit (it being agreed that if Tenant’s audit does not show such overstatement, Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection with such audit).

4.2.4	Insurance. Tenant shall, at its expense, as Additional Rent, take out and maintain throughout the term the following insurance protecting Landlord:

4.2.4.1	Commercial general liability insurance naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as insureds or additional insureds and indemnifying the parties so named against all claims and demands for death or any injury to person or damage to property which may be claimed to have occurred on the Premises (or the Property, insofar as used by customers, employees, servants or invitees of the Tenant), in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1.1, and, which, from time to time during the term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises.

4.2.4.2	Special Risk property insurance with the usual extended coverage endorsements covering all Tenant’s furniture, furnishings, fixtures and equipment, and business interruption insurance, with extra expense coverage.

4.2.4.3	All such policies shall be obtained from responsible companies qualified to do business and in good standing in Massachusetts, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy. Each such policy shall be non-cancelable with respect to the interest of Landlord without at least ten (10) days’ prior written notice thereto. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

4.2.4.4	All insurance which is carried by either party with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance. Tenant shall not acquire as insured under any insurance carried on the Premises any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.

4.2.5	Utilities. Tenant shall pay all charges made by public authority or utility for the cost of gas and electricity furnished or consumed on the Premises, all charges for any utilities supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.3 which are separately metered, and all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.3, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

4.3	Late Payment of Rent. If any installment of rent is paid after the date the same was due, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment.

4.4	Security and Restoration Deposit. Currently, Landlord is in possession of a Security and Restoration Deposit in the amount of $100,000.00 under the 63 Second Ave Lease. Pursuant to an amendment to the 63 Second Ave Lease being executed concurrently herewith, the parties agree that Landlord shall transfer $50,000.00 of the Security and Restoration Deposit currently being held under the 63 Second Ave Lease for Tenant’s account under this Lease, such that said amount shall be the Security and Restoration Deposit required under Section 1.1 of this Lease. Said deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by said Tenant to be observed and performed. The security deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.

If the Fixed Rent or Additional Rent or any other sum payable hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply said entire deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith upon demand restore said security to the original sum deposited. Within forty-five (45) days following Tenant’s yield-up of the Premises in accordance with the terms hereof, Landlord shall refund to Tenant said deposit, or so much thereof as may remain after application toward any satisfaction of any obligation of Tenant.

In the event of bankruptcy or other creditor-debtor proceedings against Tenant, all securities shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

ARTICLE 5

Landlord’s Covenants

5.1	Affirmative Covenants. Landlord covenants with Tenant:

5.1.1	Heat and Air-Conditioning. To furnish to the Premises heat, ventilation and air-conditioning (“HVAC”), reserving the right, at any time, to change energy or heat sources, sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during such hours of the day and days of the year as Tenant determines. The electricity and gas required for the HVAC for the Premises shall be as provided for, below. Tenant shall have direct control over the HVAC system serving the Premises.

5.1.2	Electricity and Gas. To furnish to the Premises, separately metered and at the direct expense of Tenant as hereinabove provided, reasonable electricity as specified in Exhibit C for Tenant’s Permitted Uses. To furnish gas for use the HVAC system, which, prior to the Expansion Date, be billed to Tenant as part of Operating Costs, and from and after the Expansion Date shall be separately metered and at Tenant’s direct expense.

5.1.3	Water. To furnish water for ordinary cleaning, lavatory and toilet facilities, and otherwise as shown in the plans for Landlord’s Work.

5.1.4	Fire Alarm. To maintain fire alarm and sprinkler systems within the Building.

5.1.5	Repairs. Except as otherwise expressly provided herein, to make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas, facilities and plumbing, electrical, heating, ventilating and air-conditioning systems of the Building as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.2	Interruption. Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described services, repairs or replacements caused by breakage and accidents beyond the control of Landlord, strikes, repairs beyond the control of Landlord, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. Notwithstanding the foregoing, if Landlord fails to provide any service that it is required to provide above so that Tenant’s ability to conduct business at the Premises is materially adversely affected for a period of five (5) consecutive business days after written notice thereof from Tenant to Landlord, then, provided that such failure or Landlord’s inability to cure such condition is not (i) due to a cause beyond Landlord’s reasonable control and/or (ii) generally affecting other buildings in the vicinity of the Premises (such as a neighborhood power outage or a water main break) or a fire or other casualty or taking (which shall be governed by Article 7 below) or the fault or negligence of Tenant or any of its agents, employees or contractors, then as Tenant’s sole remedy the Fixed Rent and Additional Rent shall be equitably abated based upon the impact thereof on Tenant’s ability to conduct business in the Premises until such service(s) is restored to their level prior to the interruption.

5.3	Intentionally Deleted.

5.4	Access. Tenant shall have access to the Premises at all times.

5.5	Landlord’s Insurance. Landlord shall take out and maintain throughout the term (i) all-risk casualty insurance in an amount equal to 100% of the replacement cost of the Building, including Landlord’s Work, but specifically excluding any other improvements installed by Tenant during the term, and (ii) comprehensive general liability insurance with respect to the Property in commercially reasonable amounts. Landlord shall not be required to carry insurance of any kind on any improvements in the Premises other than Landlord’s Work.

5.6	Condition of Premises. As of the date of this Lease, Landlord represents and warrants that (i) the Building is in compliance with the applicable local building code but makes no representation or warranty as to whether the Building is in compliance with the Americans With Disabilities Act; and (ii) the heating, ventilation and air conditioning system and other mechanical systems serving the Building will be in serviceable working order as of the Commencement Date.

5.7	Landlord’s Indemnification. Landlord shall indemnify, defend and save Tenant harmless from and against all claims brought by, liability imposed by, or loss or damage arising from the actions of (including the cost of any cleanup or remediation) a governmental authority having jurisdiction over the Property and/or the Park caused by a release or threat of release of Hazardous Materials (as defined in Section 11.1 below) from or at the Property and/or the Park prior to the Commencement Date or, if after the Commencement Date, to the extent caused by Landlord’s use, handling, holding, transporting, storage or disposal of Hazardous Materials including, without limitation, liability under any federal, state or local laws, requirements and regulations; provided, however, that this indemnity shall not apply to the extent such claim, liability, loss and/or damage is attributable or pertains to the following: (i) in the event (but only in the event) Tenant uses, stores, handles, holds, transports or disposes at, on or under the Property the Hazardous Materials which are the subject of such claim, liability, loss and/or damage, unless Tenant provides evidence reasonably satisfactory to Landlord that the Hazardous Materials which are the subject of such claim, liability, loss and/or damage are not caused by or attributable in whole or in part to Tenant, (ii) in the event Tenant or its agents, employees or contractors causes or contributes to the release or threat of release of Hazardous Materials, or (iii) to any claim brought or liability imposed under any law, regulation or ordinance, or common law, arising out of any personal injury or damage suffered or alleged to have been suffered by Tenant’s employees, agents, invitees or contractors. The provisions of this Section 5.7 shall survive the expiration or earlier termination of this Lease.

5.8	Adjacent Uses. Landlord shall not knowingly lease the vacant space in the Building adjacent to the Premises leased by Tenant during the period of time from the Commencement Date through the day prior to the Expansion Date to another tenant who actively uses and stores Hazardous Materials as a primary component of such tenant’s business operation, excluding, however, Hazardous Materials used or stored in connection with general office purposes (for example, and by way of example only, customary office and cleaning supplies, or the toner and other fluids in a printing or facsimile machine).

ARTICLE 6

Tenant’s Additional Covenants

6.1	Affirmative Covenants. Tenant covenants at all times during the term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1	Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2	Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense. Notwithstanding the foregoing, Landlord shall be responsible for obtaining the initial Certificate of Occupancy in connection with Landlord’s Work. With respect to any licenses or permits relating to or affecting the Property for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.

6.1.3	Repair and Maintenance. To maintain the Premises in neat order and condition and to perform all routine and ordinary repairs to the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems located within the Premises and installed by Tenant such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. (Landlord, upon default of Tenant hereunder and upon prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.)

6.1.4	Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof.

6.1.5	Indemnification. To save harmless, exonerate and indemnify Landlord, its agents (including, without limitation, Landlord’s managing agent) and employees (such agents and employees being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises and the Property to the extent arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises requested by or on account of Tenant, or on account of or based upon anything whatsoever done on the Premises, except to the extent the same was caused by the gross negligence, fault or misconduct of Landlord or the Landlord Related Parties. In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord. Landlord shall not settle any such claim without first consulting with Tenant and obtaining the consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

6.1.6	Landlord’s Right to Enter. Upon reasonable prior notice from Landlord (except in emergencies), to permit Landlord and its agents to enter into and examine the Premises at reasonable times and to show the Premises (other than to prospective tenants, except as otherwise set forth in this Section 6.1.6), and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to show the Premises to prospective tenants and to keep affixed in suitable places notices of availability of the Premises. Landlord shall use reasonable efforts to perform such showings during normal business hours.

6.1.7	Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

6.1.8	Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9	Yield Up. At the expiration of the term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to deliver to Landlord stamped architectural plans showing the Premises at yield up (which may be the initial plans if Tenant has made no installations after the Commencement Date); to remove such installations made by it as Landlord may request (including computer and telecommunications wiring and cabling, it being understood that if Tenant leaves such wiring and cabling in a useable condition, Landlord, although having the right to request removal thereof, is less likely to so request) and all Tenant’s signs wherever located; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, loss by fire or other casualty excepted. Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to its performance of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided. Tenant shall not be required to remove any of Landlord’s Work, but Tenant may, at its option and with at least thirty (30) days prior notice to Landlord, remove any of the fixtures, property or equipment that are a part of the TIW provided that, following such removal, Tenant repairs all damage caused by removal and the portion of the Premises from which such item was removed is left in a fully functional condition.

If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily rate of rent equal to two (2) times the rent and other charges in effect under this Lease as of the day prior to the date of expiration of this Lease.

6.1.10	Rules and Regulations. To comply with the Rules and Regulations set forth in Exhibit E, and with all reasonable Rules and Regulations of general applicability to all tenants of the Building hereafter made by Landlord, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations.

6.1.11	Estoppel Certificate. Upon not less than ten (10) business days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit F or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying, to the extent true and accurate, all or any of the following: (i) that this Lease is unmodified and in full force and effect, (ii) whether the term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises, provided such mortgagee or prospective purchaser first executes a non-disclosure agreement with Tenant reasonably acceptable to Tenant.

6.1.12	Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder. The foregoing shall not apply to consents sought from Landlord in connection with Landlord’s Work.

6.2	Negative Covenants. Tenant covenants at all times during the term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1

Assignment and Subletting. Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord. In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto. Landlord may terminate this Lease in the case of a proposed assignment, or suspend this Lease pro tanto for the period and with respect to the space involved in the case of a proposed subletting, by giving written notice of termination or suspension to Tenant, with such termination or suspension to be effective as of the effective date of such assignment or subletting. If Landlord does not so terminate or suspend, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed to an assignment or to a subletting, provided that the following conditions are met:

(i)	the assignee or subtenant shall use the Premises only for the Permitted Uses;

(ii)	the proposed assignee or subtenant has a net worth and creditworthiness reasonably acceptable to Landlord; and

(iii)	the proposed assignee or subtenant is not then a tenant in the Building or the Park, or an entity with which Landlord is negotiating or has negotiated within the preceding six months regarding the possibility of leasing space in the Building or the Park.

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant.

Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent. If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable marketing expenses of Tenant in connection with the assignment or sublease, to pay to Landlord as additional rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

If at any time during the term of this Lease, there is a name change, reformation or reorganization of the Tenant entity, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change, reformation or reorganization.

Notwithstanding the foregoing provisions of Subsection 6.2.1, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any corporation which controls or is controlled by Tenant, or to any corporation into which or with which Tenant is merged or consolidated, or to any corporation which purchases all or substantially all of the assets of Tenant’s business, or to any corporation resulting from another form of corporate reorganization, provided that (a) the assignee or sublessee agrees to assume and perform, in full, the obligations of Tenant under this Lease by written instrument reasonably satisfactory to Landlord (which instrument shall be delivered to Landlord fifteen (15) days prior to the effective date of any such transaction), (b) Tenant remains fully and primarily liable under this Lease, (c) the use of the Premises remains unchanged, and (d) the successor to Tenant will have on the effective date of the assignment or sublease a net worth at least equal to or greater than the net worth that Tenant had immediately prior to the merger, consolidation, acquisition, transfer or transaction permitted herein, and provided further that proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least fifteen (15) days prior to the effective date of any such transaction.

6.2.2	Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3	Intentionally Deleted.

6.2.4	Floor Load; Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance.

6.2.5	Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Notwithstanding the foregoing, Tenant may, without the prior consent of Landlord, (a) paint and carpet the Premises and (b) make such other nonstructural, interior installations or alterations not exceeding $5,000.00 in cost in the aggregate during any lease year, providing the same do not reduce the value of the Property or impair the structural integrity of the Building or the systems, mechanical or otherwise, serving the same, or involve penetrations of the ceiling grid (or removal of the same), roof or exterior walls, and further provided that Tenant shall furnish Landlord with as built plans upon completion of such work. Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work. In any event, Tenant shall forthwith bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work. All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

Not to grant a security interest in, or to lease, any personal property or equipment being installed in the Premises, including, without limitation, demountable partitions (the “Collateral”) without first obtaining an agreement for the benefit of Landlord in the form attached hereto as Exhibit G, from the secured party or lessor (“Secured Party”) that stipulates in the event either the Lease is terminated or Tenant defaults in its obligations to Secured Party, then (i) Secured Party will remove the Collateral within ten (10) business days after notice from Landlord of the expiration or earlier termination of this Lease, or within ten (10) business days after Secured Party notifies Landlord that Secured Party has the right to remove the Collateral on account of Tenant’s default in its obligations to Secured Party, (ii) Secured Party will restore the area affected by such removal, and (iii) that a failure to so remove the Collateral will subject such property to the provisions of subsection 6.1.9 of the Lease.

6.2.6	Abandonment. Not to abandon the Premises during the term.

6.2.7	Signs. Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Notwithstanding the foregoing, Tenant shall be permitted to place an identification sign on the Building at Tenant’s expense, in conformance with Northwest Park’s sign policy and all applicable laws, ordinances and regulations and subject to Landlord’s prior approval (which shall not be unreasonably withheld or delayed). Such sign shall be maintained in good repair by Tenant at Tenant’s expense.

6.2.8	Parking and Storage. Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary.

ARTICLE 7

Casualty or Taking

7.1	Termination. In the event that (a) the Premises or the Building, or any material part thereof, shall be taken by any public authority or for any public use, or (b) the Premises shall be destroyed or damaged by fire or casualty, or by the action of any public authority to the extent of more than 25% of the rentable floor area of the Premises, then this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty. In the event that the Premises, in whole or in part, are destroyed or damaged by fire or casualty, or by the action of public authority, and, in the reasonable opinion of an independent architect or engineer selected by Landlord, cannot be repaired or restored within one hundred eighty (180) days from the date of the fire or casualty, then this Lease may be terminated at the election of Landlord or Tenant, which election shall be made by the giving of notice to the other party within thirty (30) days after the date the opinion of the architect or engineer is made available to the parties. Notwithstanding the foregoing, in the event all or a material part of the Premises is taken by any public authority for any public use, Tenant shall have the right to terminate this Lease by giving notice to Landlord and the Lease shall terminate as of the date of vesting of title in the condemning authority.

7.2	Restoration. If Landlord or Tenant does not elect to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services. If Landlord shall not have restored the Premises within one hundred eighty (180) days from the taking or casualty, Tenant shall have the right to terminate this Lease by giving notice of such termination to Landlord, effective at the expiration of thirty (30) days from the giving of such notice; provided however, that such termination will be rendered ineffective if, prior to the expiration of said 30-day period, Landlord shall have completed such restoration.

7.3	Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases, except for Tenant’s insurance proceeds allocable to personal property and business loss and, in the case of a taking by a public authority, awards made to Tenant for its personal property, fixtures and moving expenses. Except for such awards, Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request.

7.4	Disbursement of Insurance Proceeds. That parties agree that Tenant’s property insurance on any improvements in the Premises installed by or on behalf of Tenant (other than Landlord’s Work, which shall be insured by Landlord) shall be adjusted and disbursed in accordance with this subsection 7.4. If a fire or other casualty occurs and this Lease is not terminated as a result thereof, the Tenant’s insurance shall be adjusted by Tenant and the proceeds thereof shall be paid to Landlord to fund the Landlord’s restoration work. If the Lease is terminated as a result of a fire or other casualty, then Tenant’s insurance shall be adjusted and the proceeds thereof shall be paid to Tenant, provided, however, that Tenant agrees to pay Landlord for Landlord’s share of the insurance proceeds attributable to the improvements in the Premises installed by or on behalf of Tenant not yet paid for by Tenant at the time of such fire or casualty.

ARTICLE 8

Defaults

8.1	Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (c) if Tenant’s leasehold interest shall be taken on execution, or (d) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within ten (10) days thereafter, or (e) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, or (g) if Tenant is in default of the 63 Second Ave Lease beyond applicable notice and cure periods, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. Landlord shall use reasonable efforts to provide Tenant with thirty (30) days prior notice of any such auction or sale.

8.2

Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the term over the rental value of the Premises for said residue of the term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. Tenant further covenants as additional and cumulative obligations after any such termination, to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 8.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3	Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4	Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5	Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6	No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7	No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgage Holders

9.1	Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2	Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder and Tenant and the holder execute a commercially reasonable subordination, non-disturbance and attornment agreement in the holder’s usual and customary form). Tenant agrees it will, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver any and all commercially reasonable instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary. Landlord shall use reasonable efforts to obtain a so-called non-disturbance agreement for the benefit of Tenant from its current lender in said lender’s usual and customary form.

ARTICLE 10

Miscellaneous Provisions

10.1	Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when mailed to such address postage prepaid, by registered or certified mail, return receipt requested, or when delivered to such address by hand.

10.2	Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3	Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive termination of the term of this Lease) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease in Tenant’s name if Tenant fails, within 10 days after request therefor, to either execute, acknowledge or deliver such notice of termination or give Landlord written notice setting forth the reasons why Tenant is refusing to deliver such notice of termination.

10.4	Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

10.5	Acts of God. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.

10.6

Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default. Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of

Landlord’s default, whether or not notice is given. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.

10.7	Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than The Stephens Group (the “Broker”), and in the event of any brokerage claims, other than by the Broker against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim. Landlord warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than the Broker and in the event of any brokerage claims, other than by the Broker against Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify and hold Tenant harmless against any such claim. Landlord shall pay 50% of the commission owed to the Broker (up to a maximum payment by Landlord of $25,000.00) pursuant to a separate agreement. Tenant shall be responsible for the balance of the commission owed to the Broker (i.e. 50% of the commission, if the same is equal to or less than $50,000.00 in total, and otherwise the difference between the total commission owed to Broker and the $25,000.00 being paid by Landlord above) pursuant to a separate written agreement. By way of example only, if the total commission owed to the Broker is $60,000.00, then Landlord shall be responsible for $25,000.00, and Tenant shall be responsible for $35,000.00.

10.8	Applicable Law and Construction; Merger; Jury Trial. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. This Lease and the Exhibits attached hereto and forming a part hereof constitute all the covenants, promises, agreements, and understandings between Landlord and Tenant concerning the Premises and the Building and there are no covenants, promises, agreements or understandings, either oral or written, between them other than as are set forth in this Lease. Neither Landlord nor Landlord’s agents shall be bound to any representations with respect to the Premises, the Building or the Property except as herein expressly set forth, and all representations, either oral or written, shall be deemed to be merged into this Lease. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Tenant shall and does hereby waive trial by jury in any action, proceeding, or claim brought by or against Landlord regarding any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one person or entity named as tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

ARTICLE 11

Hazardous Materials

11.1	No Releases of Hazardous Materials. Tenant covenants and agrees not to use, release, dispose, manufacture, store, or transport any Hazardous Materials (hereinafter defined) at, on, under or from the Premises and the Property except in compliance with any and all laws, regulations, ordinances or orders promulgated, and as may be amended, by any governmental authority having jurisdiction over the Hazardous Materials or the Property (collectively, “Legal Requirements”), and except for those Hazardous Materials used in the ordinary course of Tenant’s business, but only in compliance with all applicable Legal Requirements and any reasonable requirements of Landlord (such as requirements for fencing or other locked enclosures). Tenant shall comply with all governmental reporting requirements with respect to Hazardous Materials and all chemicals and flammable substances (in whatever form) used by Tenant in its business operations, and shall deliver to Landlord copies of all such reports. In the event that a release or threat of release of Hazardous Materials occurs at, from or upon the Premises or Property during the term of this Lease, Tenant shall at its expense perform all actions required under any and all applicable Legal Requirements to assess, contain, remove or respond to such release or threat of release; provided, however, that Tenant’s work or actions hereunder shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing sentence, in the event of an environmental emergency whereby a governmental authority having jurisdiction has directed or Legal Requirements specify Tenant to take immediate action to report and/or to contain, remove or respond to a release or threat of release, and provided Tenant has used reasonable efforts to contact Landlord for approval as aforesaid and Landlord has failed to timely respond to Tenant, Tenant shall be permitted to take such immediate action and shall use best efforts to inform Landlord of the actions so taken, it being understood and agreed that any further actions beyond the emergency action shall still require Landlord’s approval as aforesaid. The term “Hazardous Materials” shall mean any and all materials defined or classified as “hazardous materials” “hazardous waste,” “hazardous substance,” “toxic substance,” “hazardous pollutant,” “toxic pollutant” or “oil” under 42 U.S.C. §9601 et. seq. (CERCLA), 42 U.S.C. §6901 et. seq. (RCRA), M.G.L. c. 21C or M.G.L. c. 21E and any regulations promulgated pursuant to those statutes, all as amended.

11.2	Notices of Release of Hazardous Materials. Tenant shall promptly notify Landlord in writing of all spills, releases or threat of release of Hazardous Materials caused by or involving Tenant or its business operations, and all notices, orders, fines or communications of any kind received by Tenant from any governmental authority or third party concerning the presence or suspected presence of Hazardous Materials on the Premises or the Property, the migration or suspected migration of Hazardous Materials from the Premises or the Property to other property, or the migration or suspected migration of Hazardous Materials from other property to the Premises or the Property.

11.3	Landlord’s Right to Inspect. Landlord, its officers, employees, contractors and agents shall have the right, but not the duty, to inspect areas of the Premises, Building and Property to determine whether Tenant is complying with CERCLA, RCRA, Chapter 21C, Chapter 21E, and other state and federal environmental laws, or regulations promulgated pursuant to any of the foregoing, as amended. Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts. Landlord shall use reasonable efforts to perform such inspections pursuant to this Section 11.3 during normal business hours.

11.4	Landlord’s Right to Audit. Tenant shall permit Landlord, its employees and its agents (including its environmental consultant), access to all areas of the Premises for the purposes of conducting an environmental assessment or inspection during regular business hours, or during other hours either by agreement of the parties or in the event of an environmental emergency. In the event Landlord shall exercise its rights under this Section 11.4, (i) Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts; and (ii) except in the case of an environmental emergency, Landlord shall exercise said assessment or inspection right no more than one time during any 12 month period of the term, provided, however, that said limitation of one audit every 12 months (a) shall not apply and be counted towards any assessments or inspections required by any lender of Landlord; and (b) shall be deemed void and of no force and effect in the event Landlord has a reasonable belief that a release or threat of release of Hazardous Materials or a violation of a Legal Requirement existed or exists at, on, under or from the Premises or the Property.

11.5	Tenant Audit. Landlord shall have the right, from time to time, during the term of this Lease (provided that Landlord has a reasonable belief that Hazardous Materials are present on the Property and are in violation of any Legal Requirements and has delivered to Tenant evidence to support such belief) and upon the expiration of the term of this Lease, to require that Tenant hire, and in such event, Tenant shall at its own expense hire, an environmental consultant satisfactory to Landlord to undertake an environmental assessment, inspection and/or sampling at the Property to determine whether Hazardous Materials have been released during the term of the Lease.

11.6	Remediation. Should the assessment, inspection or sampling performed pursuant to Sections 11.4 or 11.5 above, or any other assessment, inspection or sampling, reveal that there has been a release or threat of release of Hazardous Materials by Tenant or its employees, agents or contractors, then Tenant shall, at its expense, undertake all response actions required by Landlord or any Legal Requirement, and Tenant shall promptly thereafter restore any areas damaged or affected by such response actions.

11.7	Tenant’s Reporting Requirements; Management and Safety Plan. Upon the execution of this Lease, Tenant shall submit to Landlord a list that specifies the materials that Tenant will use or store on the Premises in the ordinary course of its business. Tenant shall provide Landlord with an updated list every twelve (12) months. Any additions to said list will be subject to the approval of Landlord, which shall not be unreasonably withheld or delayed, provided, however, that Landlord’s approval shall not be required if said materials are being used solely and exclusively by Tenant and in connection with the research and development and manufacturing of medical devices. In all other cases, Landlord’s approval shall be required. Within thirty (30) days after the Date of this Lease, Tenant shall at its expense prepare and deliver to Landlord and Landlord’s environmental consultant for their review and approval a so-called “Chemical Management and Facility Safety Plan” (the “Plan”). Tenant shall amend the Plan if requested by Landlord. Tenant shall operate its business at the Premises in accordance with the procedures and practices set forth in said Plan, and shall promptly remedy from time to time any practices, procedures or conditions, at Tenant’s expense, that violate, or which in the reasonable judgment of Landlord or its consultant, would with the passage of time violate, the provisions of this Article 11.

11.8	Indemnification. Tenant agrees to indemnify and save Landlord harmless from all claims, liability, loss or damage to the extent arising on account of the use, release, threat of release, holding, handling, transport, storage, or disposal of Hazardous Materials by Tenant, its employees, agents or contractors at, on, upon or from the Premises or Property from and after the Date of this Lease, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the systems of the Building or the Property. The provisions of this Section 11.8 shall survive the expiration or earlier termination of this Lease.

11.9	Notice to Tenant. Landlord shall use reasonable efforts to notify Tenant of any release of Hazardous Materials by any other tenants of the Park on any properties owned by Landlord which abut the Property provided Landlord first has knowledge of the same.

11.10	Asbestos. Landlord is in the process of commissioning a study of the Building for asbestos (the “Asbestos Report”). Landlord shall be responsible, at its sole cost and expense, for removing or encapsulating asbestos, if any, found in the Building, if such removal or encapsulation is recommended by the Asbestos Report (the “Asbestos Work”). For the purposes of this Lease, the Asbestos Work (if any) shall be considered part of the Base Building Work.

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WITNESS the execution hereof under seal on the day and year first above written:

Landlord:

/s/ Rodger P. Nordblom
As Trustee, but not individually

/s/ Peter C. Nordblom
As Trustee, but not individually

Tenant:

/s/ Trent G. Kamke
By: Trent G. Kamke
Its: Senior VP – Operations

EXHIBIT A

PLAN SHOWING THE PREMISES

EXHIBIT B

COMMENCEMENT DATE NOTIFICATION

To:

(Tenant)

(“Landlord”) and (“Tenant”) are parties to a lease (“Lease”) dated of premises in a building known as , Massachusetts. Landlord hereby notifies Tenant that the term of the Lease commenced on and will end on and that the first lease year commenced on              and will end on             . Although not required for this notification to be effective, we would appreciate your confirming the foregoing by signing the enclosed copy of this letter and returning it to us.

(Landlord)

By:
Confirmed:

(Tenant)

By:

EXHIBIT C

BASE BUILDING WORK

Generally in conformance with Exhibit A the Landlord, at its expense, has budgeted to provide the improvements outlined below. Should the Tenant determine that any of these proposed improvements are not compatible with the Tenant’s intended use of the Premises and therefore will not be constructed, then the Landlord will apply the dollar value of any such not-provided improvements to the Tenant Improvement Work (Exhibit C-1).

Structure:	The existing steel structure of the building will be modified by adding new steel columns and associated roof members to create approximately 2,300 square feet of high-bay space measuring a minimum of 20 feet above the finished floor. Additional structural reinforcement will be added to the building to meet code requirements for snow loading and lateral bracing.

Roof:	A new single-ply, EPDM membrane will be installed.

Site Improvements:	A covered walkway will be constructed connecting 53 Second Avenue to 63 Second Avenue.

Toilet Rooms:	One toilet room core with fixtures designed to meet code will be constructed. The toilet room walls will be drywall/metal stud construction. All toilet rooms will have ceramic tile floors and wet walls.

Millwork:	Solid-surface countertops will be installed at the toilet core.

Ceiling:	Suspended ceilings will be installed in the vestibule and bathroom core, with drywall soffits above the sinks. No other ceilings are included.

Flooring:	The tenant space will receive 12” x 12” vinyl composition tile with vinyl cove base throughout. Ceramic tile will be installed in the bathroom core.

Painting:	All drywall partitions will receive two coats of latex-based paint. The roof deck and steel structure will be painted a color acceptable to both Landlord and Tenant.

Electric:	A new 1600 amp, 277/480 volt, 3 phase, 4 wire service will be installed. Utility receptacles, emergency lighting, night lighting, exterior parking lot lighting, and fire alarm will be installed per code. General duty outlets will be installed in the perimeter walls per code. Energy efficient high bay lighting will be installed throughout tenant’s space.

Sprinkler:	The entire building will have a wet pipe system for Ordinary Hazard Group II use. Sprinkler heads will be installed per code for open layout with heads pointing up throughout, except for the vestibule and bathroom core where the heads will be installed in the drywall ceiling per code.

HVAC:	A new system will be installed , designed to meet current A.S.H.R.A.E. standards for the open floor plan, consisting of 2 twenty ton and 2 fifteen ton constant volume rooftop units with gas fired heat and electric cooling. Distribution will be designed to accommodate an open floor plan. New ventilation fans will be installed in the bathroom core.

Partitions:	The inside of the exterior walls will receive steel studs 16” on center with bat insulation and 5/8” gypsum wall board from slab to roof deck. A demising wall will be constructed using steel studs 16” on center with bat insulation and 5/8” gypsum wall board from slab to roof deck. Drywall partitions for the bathroom core and electrical and sprinkler rooms will be steel studs, 16” on center with 1/2” gypsum wall board to the underside of the roof deck.

Plumbing:	All plumbing required to accommodate the new bathroom core will be installed and connected to the under slab sanitary waste line tied into the municipal sewer system. A drinking fountain and utility sink in the janitor’s closet will be installed.

Toilet Compartments:	Floor mounted, baked enamel, steel toilet cubicles will be installed in the men’s and women’s toilet rooms and wall mounted urinal screens will be installed in the men’s toilet room.

EXHIBIT C-1

TENANT IMPROVEMENT WORK

The Landlord, at the Tenant’s expense, will provide Landlord-approved additional improvements to the Premises not included in the Base Building Work.

Note: Tenant will be required to contract directly for tel/data and security system.

EXHIBIT D

WORK CHANGE ORDER

Lease Date:	Date:

Landlord:	Work Change Order No.:

Tenant:	Building Address:

Premises:

Tenant directs Landlord to make the following additions to Landlord’s work:

Description of additional work:

Work Change Order Amount:

Amount of Previous Work Change Orders:

This Work Change Order:

Total Amount of Work Change Orders:

Landlord approves this Work Change Order and Tenant agrees to pay to Landlord the Total Amount of Work Change Orders at the earlier of ten days following receipt of the Certificate of Occupancy of the premises or occupancy of the premises by Tenant.

Tenant:	Landlord:

By:	By:

Title:	Title:

EXHIBIT E

RULES AND REGULATIONS

1.	The sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in or about the Building shall not be obstructed by Tenant.

2.	Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building.

3.	If Tenant’s use of the Premises causes any increase above normal insurance premiums on the Building, Tenant shall be responsible for any pay to Landlord the amount of any increase in the insurance premiums.

4.	No vehicles, or animals of any kind shall be brought into or kept in or about the Premises. No space in the Building shall be used for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

5.	Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

6.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

7.	Landlord reserves the right to establish, modify, and enforce reasonable parking rules and regulations, provided such rules and obligations do not diminish Tenant’s rights under the Lease.

8.	Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional reasonable rules and regulations when in its judgment deems it necessary, desirable or proper for its best interest and for the best interest of the tenants and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant, provided such rules and regulations do not diminish Tenant’s rights under the Lease. Landlord shall not be responsible to any tenant for the nonobservance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

9.	Tenant acknowledges that the Building has been designated a non-smoking building. At no time shall Tenant permit its agents, employees, contractors, guests or invitees to smoke in the Building or, except in specified locations, directly outside the Building.

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

TO:                      (“Mortgagee” or “Purchaser”)

THIS IS TO CERTIFY THAT:

1.	The undersigned is the tenant (the “Tenant”) under that certain lease (the “Lease”) dated , 20__, by and between as landlord (the “Landlord”), and the undersigned, as Tenant, covering those certain premises commonly known and designated as (the “Premises”) in the building located at , , Massachusetts.

2.	The Lease is attached hereto as Exhibit A and (i) constitutes the entire agreement between the undersigned and the Landlord with respect to the Premises, (ii) is the only Lease between the undersigned and the Landlord affecting the Premises and (iii) has not been modified, changed, altered or amended in any respect, except (if none, so state):

____________________________________________________

____________________________________________________

____________________________________________________

3.	The undersigned has accepted and now occupies the Premises as of the date hereof, and all improvements, if any, required by the terms of the Lease to be made by the Landlord have been completed and all construction allowances to be paid by Landlord have been paid. In addition, the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other economic inducement or concession except (if none, so state):

____________________________________________________

____________________________________________________

____________________________________________________

4.

(1)	The term of the Lease began (or is scheduled to begin) on , 20 and will expire on , 20__;

(2)	The fixed rent for the Premises has been paid to and including , 20__;

(3)	The fixed rent being paid pursuant to the Lease is at the annual rate of $ ; and

(4)	The escalations payable by Tenant under the Lease are currently $ , based on a pro rata share of %, and have been reconciled through , 20__.

5.	(i) No party to the Lease is in default, (ii) the Lease is in full force and effect, (iii) the rental payable under the Lease is accruing to the extent therein provided thereunder, (iv) as of the date hereof the undersigned has no charge, lien or claim of off-set (and no claim for any credit or deduction) under the Lease or otherwise, against rents or other charges due or to become due thereunder or on account of any prepayment of rent more than one (1) month in advance of its due date, and (v) Tenant has no claim against Landlord for any security, rental, cleaning or other deposits, except (if none, so state):

____________________________________________________

____________________________________________________

____________________________________________________

6.	Since the date of the Lease there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy, reorganization, arrangement, moratorium or similar laws of the United States, any state thereof of any other jurisdiction.

7.	Tenant has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Tenant’s leasehold interest.

8.	Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease, nor does Tenant have any right to terminate the Lease, except (if none, so state):

9.	Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises or the real property of which the Premises are a part. Tenant has no right to renew or extend the term of the Lease or expand the Premises except (if none, so state):

10.	The undersigned acknowledges that the parties named herein are relying upon this estoppel certificate and the accuracy of the information contained herein in making a loan secured by the Landlord’s interest in the Premises, or in connection with the acquisition of the Property of which the Premises is a part.

EXECUTED UNDER SEAL AS OF                     , 20__.

TENANT:

By:
Name:
Title:
Duly Authorized

EXHIBIT G

LANDLORD’S CONSENT AND WAIVER

WHEREAS,                      (the “Tenant”) has or is about to enter into certain financing agreements with                      (the “Bank”) pursuant to which the Bank has been or may be granted a security interest in certain property of the Tenant; and

WHEREAS, Tenant is the tenant, pursuant to a lease agreement by and between Tenant and the undersigned (the “Landlord”) dated as of                      (the “Lease”), of certain demised premises contained in the building located at the following address:

_____________________________________________________

_____________________________________________________

_____________________________________________________

and more particularly described in the Lease (the “Premises”);

NOW, THEREFORE, for valuable consideration, the Landlord agrees, for as long as Tenant remains indebted to the Bank, as follows:

(a) Landlord acknowledges and agrees that the personal property of Tenant (which for purposes hereof shall not include computer wiring, telephone wiring and systems, and demountable partitions) in which the Bank has been granted a security interest (the “Bank Collateral”) may from time to time be located on the Premises;

(b) Landlord subordinates, waives, releases and relinquishes unto the Bank, its successors or assigns, all right, title and interest, if any, which the Landlord may otherwise claim in and to the Bank Collateral, except as provided in subparagraph (d) hereinbelow;

(c) Upon providing the Landlord with at least five (5) business days’ prior written notice that Tenant is in default of its obligations to the Bank, the Bank shall then have the right to enter the Premises during business hours for the purpose of removing said Bank Collateral, provided (i) the Bank completes the removal of said Bank Collateral within ten (10) business days following said first written notice of default, and (ii) the Bank restores any part of the Premises which may be damaged by such removal to its condition prior to such removal in an expeditious manner not to exceed ten (10) business days following said first written notice of default;

(d) Upon receipt of written notice from Landlord of the expiration or earlier termination of the Lease, the Bank shall have ten (10) business days to enter the Premises during business hours, remove said Bank Collateral, and restore any part of the Premises which may be damaged by such removal to its condition prior to such removal. If the Bank fails to so remove the Bank Collateral, the Bank agrees that the Bank Collateral shall thereupon be deemed subject to the yield up provisions of the Lease, so the Landlord may treat the Bank Collateral as abandoned, deem it Landlord’s property, if Landlord so elects, and retain or remove and dispose of it, all as provided in the Lease;

(e) All notices and other communications under this Landlord’s Consent and Waiver shall be in writing, and shall be delivered by hand, by a nationally recognized commercial next day delivery service, or by certified or registered mail, return receipt requested, and sent to the following addresses:

if to the Bank:	_______________________________________________

_______________________________________________

_______________________________________________

Attention: ______________________________

with a copy to:	_______________________________________________

_______________________________________________

_______________________________________________

if to the Landlord:	c/o Nordblom Management Company, Inc.
15 Third Avenue
Burlington, MA 01803

Such notices shall be effective (a) in the case of hand deliveries, when received, (b) in the case of a next day delivery service, on the next business day after being placed in the possession of such delivery service with next day delivery charges prepaid, and (c) in the case of mail, five (5) days after deposit in the postal system, certified or registered mail, return receipt requested and postage prepaid. Either party may change its address and telecopy number by written notice to the other as provided above; and

(f) The Bank shall indemnify and hold harmless the Landlord for any and all damage caused as a result of the exercise of the Bank’s rights hereunder.

This Landlord’s Consent and Waiver may not be changed or terminated orally and inures to the benefit of and is binding upon the Landlord and its successors and assigns, and inures to the benefit of and is binding upon the Bank and its successors and assigns.

IN WITNESS WHEREOF, Landlord and Bank have each executed this Landlord’s Consent and Waiver or caused it to be executed by an officer thereunto duly authorized, and the appropriate seal to be hereunto affixed, this              day of                     , 200_.

LANDLORD:

By:
(Name)
(Title)

BANK:

By:
(Name)
(Title)

COMMONWEALTH OF MASSACHUSETTS

                     County, ss.

On this              day of                     , 200__, before me, the undersigned Notary Public, personally appeared the above-named                                                      , proved to me by satisfactory evidence of identification, being (check whichever applies): ☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatories, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

__________________________________________
Print Name: ________________________________
My commission expires: ______________________

STATE OF

                     County, ss.

On this              day of                     , 200__, before me, the undersigned Notary Public, personally appeared the above-named                                                      , proved to me by satisfactory evidence of identification, being (check whichever applies): ☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatories, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, that he/she signed it as                      for                     , and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

__________________________________________
Print Name: ________________________________
My commission expires: ______________________